EXHIBIT 10.1

EIGHTH AMENDMENT TO
TERM CREDIT AGREEMENT

THIS EIGHTH AMENDMENT TO TERM CREDIT AGREEMENT (this “Eighth Amendment”) is entered into effective as the Eighth Amendment Closing Date (as defined below) between RANCHER ENERGY CORP., a Nevada corporation (“Borrower”), and GASROCK CAPITAL LLC, a Delaware limited liability company (“Lender”).  Capitalized terms used but not defined in this Eighth Amendment have the meaning given them in the Credit Agreement (as defined below).

RECITALS

A.           Borrower and Lender entered into that certain Term Credit Agreement dated as of October 16, 2007 (as amended by that certain First Amendment thereto dated October 22, 2008, that certain Second Amendment thereto dated April 30, 2009, that certain Third Amendment thereto dated May 8, 2009, that certain Fourth Amendment thereto dated May 13, 2009, that certain Fifth Amendment thereto dated May 19, 2009, that certain Sixth Amendment thereto dated May 21, 2009, that certain Seventh Amendment thereto dated May 27, 2009 and as amended, restated or supplemented from time to time, the “Credit Agreement”).

B.           Borrower and Lender have agreed to amend the Credit Agreement, subject to the terms and conditions of this Eighth Amendment.

AGREEMENT

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the undersigned hereby agree as follows:

1.	Specific Amendments to Credit Agreement.

Section 1.1, Defined Terms, of the Credit Agreement is hereby amended by revising the following definitions in their entirety to read as follows:

“Default Rate” means the lesser of (a) the applicable Interest Rate, plus 2% per annum and (b) the Maximum Rate.

“Defensible Title” means with respect to the Properties, such title that: (a) with regard to Leasehold Interests (i) with respect to each Well or Unit located on or pooled with the Leases entitles Borrower to receive, free and clear of all royalties, overriding royalties and net profits interests (except the ORRI and the NPI), or other burdens on or measured by production of Hydrocarbons, not less than the Net Revenue Interests of Borrower reflected on Exhibit A for such Wells or Units for the productive life of such Well or Unit (subject only to the Permitted Encumbrances); and (ii) with respect to each Well or Unit located on or pooled with the Leases obligates Borrower to bear costs and expenses relating to the maintenance, development and operation of such Well or Unit in an amount not greater than the Working Interests reflected on Exhibit A for the productive life of such Well or Unit free and clear of any Lien (subject only to Permitted Encumbrances), and (b) with regard to Fee Interests, entitles Borrower to receive production of Hydrocarbons equal to the undivided fee interest owned by Borrower as reflected on Exhibit A.

“Interest Rate” means the lesser of (a) the Maximum Rate and (b) the greater of (i) the LIBOR Rate plus the LIBOR Margin, and (ii) a fixed annual rate of 16%.

“Loan Documents” means this Agreement, the Note, each ORRI Conveyance, each NPI Conveyance, each Mortgage, the Security Agreement, the Guaranty, the Letters in Lieu, the Notices of Assignment of Proceeds, the Deposit Account Control Agreement, Permitted Swap Agreements, the Intercreditor Agreement, each Pledge Agreement and all other security agreements, deeds of trust, mortgages, chattel mortgages, pledges, guaranties, financing statements, continuation statements, extension agreements and other agreements or instruments, in as many counterparts as Lender may require, now, heretofore or hereafter delivered by Borrower to Lender in connection with this Agreement or any transaction contemplated hereby to secure or guarantee the payment of any part of the Obligations.

“Maturity Date” means the earliest of (a) October 15, 2009, (b) the date on which all Obligations (other than the obligations under any ORRI Conveyance, NPI Conveyance and indemnity obligations and similar obligations that expressly survive the termination of the Loan Documents) have been paid in full and this Agreement has terminated, and (c) the date on which Lender notifies Borrower of the acceleration of payments of all or any portion of the Obligations based on the occurrence of an Event of Default.

Section 1.1, Defined Terms, of the Credit Agreement is hereby amended by adding the following definitions in their proper alphabetical order thereto:

“Net Profit Interest” and “NPI” means, with respect to each of the Properties, a net profits interest equal to ten percent (10%), all in accordance with the terms of Section 8.7 and of the NPI Conveyance.

“NPI Conveyance” means each net profits interest conveyance in form and substance reasonably acceptable to Lender pursuant to which the Borrower from time to time on and after the Eighth Amendment Closing Date conveys to Lender the Net Profit Interest as required under Section 8.7, as the same may be amended, restated or supplemented from time to time in writing by the parties thereto.

“Eighth Amendment Closing Date” means June 3, 2009.

Section 2.2(a), is hereby deleted in its entirety and replaced with the following:

“(a)  While no Event of Default exists, the outstanding Principal Amount shall accrue interest at an annual rate equal to the Interest Rate; provided, however, notwithstanding anything to the contrary set forth in Section 2.6(b), that for each Repayment Date during the period beginning on the Fourth Amendment Closing Date and ending on the Maturity Date, 4% of the applicable Interest Rate shall be capitalized so that it is added to and becomes part of the Principal Amount in lieu of repayment in cash as set forth in Section 2.6(b). While an Event of Default exists (either before or after acceleration), the outstanding Principal Amount shall accrue interest at an annual rate equal to the Default Rate.”

Section 2.4(a), is hereby amended to delete the first sentence thereof and to replace it with the following:

“Borrower may prepay the Principal Amount in whole (and terminate this Agreement pursuant to Section 11.8) or in part, at any time, without penalty and without premium, provided that (i) Borrower shall give Lender at least 3 Business Days’ prior written notice of such prepayment, (ii) Borrower shall pay all accrued and unpaid interest on the amount of principal being prepaid, and (iii) Borrower shall have granted to Lender any ORRI Conveyance or any NPI Conveyance which Lender is entitled to receive but which Borrower has not yet granted.”

Section 2.4(b)(ii), is hereby deleted in its entirety and replaced with the following:

“(ii)  Borrower shall use 100% of all insurance proceeds to promptly acquire new or replacement assets which are contemporaneously subjected to a first priority Lien in favor of Lender on terms satisfactory to Lender and its counsel, provided, that, if (i) an Event of Default exists when Borrower receives such proceeds, or (ii) Borrower has not acquired such replacement assets within 90 days after its receipt of such proceeds, then, in each case, Borrower shall deliver such proceeds to Lender and such amount shall be applied to reduce the Principal Amount. Borrower agrees to promptly execute and deliver to Lender a Mortgage and any other Security Documents described in Section 6.1 to grant Lender, a first priority lien, subject only to the Permitted Encumbrances, in any such replacement property, and further agrees that if such property is a replacement Oil and Gas Property not previously subject to an ORRI or an NPI, to promptly execute and deliver an ORRI Conveyance or NPI Conveyance to Lender on the Business Day following Borrower’s acquisition of such property.”

Section 2.5, Commencement of ORRI, is hereby deleted in its entirety and replaced with the following:

“Section 2.5 Commencement of ORRI and NPI.

(a)
The ORRI will be effective with respect to that portion of the Hydrocarbons produced from or attributable to the Properties from and after the first day of the month in which the Closing Date occurs, as more particularly described in the ORRI Conveyance and Section 8.4.

(b)
The NPI will be effective with respect to that portion of the Hydrocarbons produced from or attributable to the Properties from and after the Eighth Amendment Closing Date, and as more particularly described in the NPI Conveyance and Section 8.7.”

Section 4.1(j)(iii) is hereby deleted in its entirety and replaced with the following:

“(iii)  Subject to Permitted Encumbrances, (A) Borrower will have all legal and beneficial rights, title and interest in and to all production from or allocable to its Net Revenue Interest and other Hydrocarbon Interests in the Properties and have the exclusive right to sell the same subject to the ORRI and the NPI, and (B) Borrower will have good and Defensible Title to the Properties, the Equipment and to its other properties and assets.”

Section 6.1(b), is hereby deleted in its entirety and replaced with the following:

“(b)  Any time Borrower obtains any new Property after the Closing Date, Borrower agrees to promptly execute and deliver to Lender, (i) a Mortgage and any other Security Documents to grant Lender a first priority Lien (subject only to the Permitted Encumbrances) on such Property, and (ii) an ORRI Conveyance and NPI Conveyance as required under Sections 8.4 and 8.7, respectively.”

Section 7.1(c), is hereby amended to add the following new subpart (viii) to the end thereof:

“(viii)                      Within 3 Business Days after the end of each month, an unaudited report, reasonably acceptable to Lender in its sole discretion, setting out Borrower’s aged payables as of the end of such month.”

Section 7.1(j)(ii), is hereby deleted in its entirety and replaced with the following:

“(ii)  For Borrower-operated Properties, Borrower shall (A) use commercially reasonable efforts as a prudent operator to keep and perform all of the terms, conditions and covenants of the Leases constituting Properties which are to be kept and performed by the lessee for the benefit of Lender and the holder of the ORRI and the NPI, and (B) act as a prudent operator in an effort to identify and prevent the occurrence of any drainage of Hydrocarbons from the Properties, other than in the ordinary course of operations in accordance with industry practice and procedure.”

Section 7.1, is hereby amended to add the following new subsections (r) and (s) to the end thereof:

“(r)  Weekly Conference.  Borrower shall hold a weekly teleconference with Lender at a mutually acceptable time at which time Borrower will provide a detailed analysis, among other things, of its capital-raising activities and such other operations and activities of Borrower, all as Lender may in its sole discretion request.”

“(s)  Supplemental Title Opinions.  Borrower will deliver to Lender, within 60 days after the Eighth Amendment Closing Date, supplemental Title Opinions that are satisfactory to Lender covering the Hydrocarbon Interests comprising 80% of the PW10 of Borrower’s Proved Developed Producing Reserves in the Properties and 80% of the PW10 of Borrower’s other Proved Reserves in the Properties, in each case, subject only to the NPI.”

Section 8.5, is hereby intentionally deleted in its entirety and replaced with the following:

“Section 8.5.  [This Section is Intentionally Deleted.]”

ARTICLE VIII, Further Rights of Lender, is hereby amended to add the following new Section 8.7 thereto:

“Section 8.7.  Net Profit Interest.

(a)           On the Eighth Amendment Closing Date, Borrower shall execute and deliver to Lender a NPI Conveyance granting to Lender a Net Profit Interest in and to the Properties described on Exhibit A equal to ten percent (10.0%), as more particularly described in the NPI Conveyance.

(b)           After the Eighth Amendment Closing Date, Borrower shall grant to Lender a Net Profits Interest, in and to each Property acquired by Borrower during the term of this Agreement or so long as the Obligations remain outstanding (other than the obligations under any ORRI Conveyance, NPI Conveyance and indemnity obligations and similar obligations that expressly survive the termination of the Loan Documents), equal to ten percent (10.0%).

(c)  Borrower shall have the right to purchase from Lender either (i) for the period beginning on the Eighth Amendment Closing Date and ending on August 7, 2009, two-thirds (2/3rd), but not less, of the Net Profits Interest granted by Borrower to Lender pursuant to the NPI Conveyance for the sum of $2,000,000 in cash or (ii) solely to the extent Borrower has not exercised its rights under (i) immediately above, for the period beginning August 8, 2009 and ending on the October 15, 2009, one-third (1/3rd), but not less, of the Net Profits Interest granted by Borrower to Lender pursuant to the NPI Conveyance for the sum of $1,333,333 in cash.  Either such purchase and sale shall be without representation or warranty from Lender or and any such conveyance instrument shall otherwise be on terms satisfactory to Lender.

(d)  Borrower shall exercise the right to repurchase the NPI by giving Lender written notice thereof and delivering concurrently with such notice, the purchase price (as determined in accordance with subsection (c) above) in immediately available funds.

(e)  Lender shall deliver to Borrower a conveyance instrument, in form and substance reasonably acceptable to Lender, of the repurchased NPI (as determined in accordance with subsection (c) above) within fifteen (15) days after Lender’s receipt of the purchase price.

(f)  Once this Agreement has terminated and no Obligations remain outstanding (other than the obligations under any ORRI Conveyance, NPI Conveyance and indemnity obligations and similar obligations that expressly survive the termination of the Loan Documents), Lender covenants and agrees to file of record an amendment to the NPI Conveyance to amend the definition of “Gross Proceeds” to exclude from the calculation thereof any gains realized under any financially settled hedge transactions in relation to the Subject Hydrocarbons (as defined in the NPI Conveyance).

(g)  In the event that Lender has and intends to take the opportunity to sell all or any portion of the NPI granted to it pursuant to the NPI Conveyance during the period beginning on the Eighth Amendment Closing Date and ending on October 15, 2009, Lender agrees to give Borrower at least thirty (30) days written notice of any such potential sale.  Furthermore, during the period beginning on the Eighth Amendment Closing Date and ending on October 15, 2009 Lender shall give notice to any such potential buyer that Borrower has an existing right to repurchase a portion of the NPI pursuant to this Agreement.”

Section 9.3(g), is hereby deleted in its entirety and replaced with the following:

“(g)  Lender shall have received a fully executed and notarized ORRI Conveyance and NPI Conveyance and Borrower is obligated to grant such ORRI Conveyance under Section 8.4 and such NPI Conveyance under Section 8.7; and”

Section 10.1(1)(vii), is hereby deleted in its entirety and replaced with the following:

“(vii)  fails to perform its obligations under the ORRI Conveyance, the NPI Conveyance, or any Permitted Swap Agreement and such failure continues beyond any applicable grace period set out therein; or”

Schedule 4.1(h), Litigation, is hereby deleted in its entirety and replaced with the Schedule 4.1(h) attached hereto.

2.           Global Amendments to Credit Agreement.  All references in the Credit Agreement to (i) “other than the obligations under any ORRI Conveyance and indemnity obligations and similar obligations that expressly survive the termination of the Loan Documents” and (ii) “other than the ORRI Conveyance,” are hereby amended, respectively, to read as read as follows: (i) “other than the obligations under any ORRI Conveyance, NPI Conveyance and indemnity obligations and similar obligations that expressly survive the termination of the Loan Documents” and (ii) “other than the ORRI Conveyance and the NPI Conveyance.”

3.           Other Amendments.  Lender shall have the right to request Borrower to liquidate any transactions under that certain ISDA Master Agreement dated October 16, 2007 between Borrower and BP Corporation North America Inc. (the “BP ISDA”) relating to the months of September 2009, October 2009, and any other months following the Maturity Date.  Within five (5) Business Days of Lender’s written request, Borrower hereby agrees to (i) liquidate any transactions under BP ISDA relating to the months of September 2009, October 2009, and any other months following the Maturity Date and (ii) immediately pay, or cause to be paid, to Lender for deposit into the Lender Account any and all such proceeds.  Lender shall have the right, in its sole discretion, to approve the terms of any such liquidation.  Such proceeds shall constitute Interest Reserves and shall be applied and withdrawn by Lender from the Lender Account as more particularly set forth in Section 2.6 of the Credit Agreement.

4.           Agreement Regarding NPI.  Solely for the purposes of the execution of this Eighth Amendment, Borrower and Lender hereby acknowledge and agree that the current value of the Net Profits Interest, as of the Eighth Amendment Closing Date, is $400,000.

5.           Certain Waiver.  Lender hereby grants a waiver of Borrower’s compliance with (i) the Loan to Value Ratio, as provided in Section 7.2(r)(ii) of the Credit Agreement for the period beginning on March 31, 2009 and ending on the Maturity Date, (ii) the Projected Net Revenue 48 month test set forth in Section 10.1(b) of the Credit Agreement, for the period beginning on March 31, 2009 and ending on the Maturity Date and (iii) Section 5.1(d) of the Credit Agreement but only in regard to Borrower’s notice to Lender of the February - June 2009 Cutler Matters (as defined on Schedule 4.1(h) attached hereto); provided, however, such limited waiver does not indicate an intent to establish any course of dealing between Lender and Borrower with regard to future consents or waivers that may be requested and such waiver should not be construed as an indication that Lender would be willing to agree to any further or future agreements, waivers, consents or any modifications to any of the terms of the Credit Agreement or other Loan Documents.

6.           Conditions to Closing Eighth Amendment.  Unless specifically waived in writing by Lender, this Eighth Amendment shall be effective once Lender shall have received the following documentation, each in form and substance satisfactory to Lender and its legal counsel, in their sole discretion:

(a)	this Eighth Amendment executed by Borrower and Lender;

(b)	the NPI Conveyance executed by Borrower and Lender;

(c)	Notice of Assignment of Proceeds executed by Borrower and Lender and addressed to BP Corporation North America Inc., as an Approved Counterparty under the BP ISDA;

(d)
written opinion of Borrower’s counsel addressing the NPI Conveyance executed by Borrower and such other matters as Lender reasonably requests, in form and substance reasonably acceptable to Lender and its legal counsel;

(e)
a certificate of the secretary or assistant secretary of Borrower dated as of the Eighth Amendment Closing Date, certifying (i) the incumbency of its officers executing this Eighth Amendment, the NPI Conveyance and any other documents required hereby, and (ii) resolutions adopted by the Governing Body of Borrower authorizing Borrower’s execution and delivery of this Eighth Amendment, the NPI Conveyance and all other documents and instruments contemplated by this Eighth Amendment to which it is a party; and

(f)	such other documents as Lender may reasonably request.

7.           Representations and Warranties.  Upon execution, delivery and effectiveness of this Eighth Amendment, Borrower represents and warrants to Lender that (a) it possesses all requisite power and authority to execute, deliver and comply with the terms of this Eighth Amendment, (b) this Eighth Amendment has been duly authorized and approved by all requisite corporate action on the part of Borrower, (c) no other consent of any Person (other than Lender) is required for this Eighth Amendment to be effective, (d) the execution and delivery of this Eighth Amendment does not violate its organizational documents, (e) the representations and warranties in each Loan Document to which it is a party are true and correct in all material respects on and as of the date of this Eighth Amendment as though made on the date of this Eighth Amendment (except to the extent that such representations and warranties speak to a specific date), (f) it is in full compliance with all covenants and agreements contained in each Loan Document to which it is a party, (g) no Default or Event of Default has occurred and is continuing, and (h) no exhibit or schedule to the Credit Agreement is required to be supplemented, amended or modified in connection with the transactions contemplated by this Eighth Amendment or any other matters occurring prior to the Eighth Amendment Closing Date.  In particular, but without limiting the generality of the foregoing, Exhibit A attached to the Credit Agreement as amended by this Eighth Amendment or any prior amendment describes all of Borrower’s Properties.  The representations and warranties made in this Eighth Amendment shall survive the execution and delivery of this Eighth Amendment.  No investigation by Lender is required for Lender to rely on the representations and warranties in this Eighth Amendment.

8.           Covenants with Respect to Swap Transactions.  During the term of the Credit Agreement or so long as the Obligations remain outstanding (other than the obligations under any ORRI Conveyance, NPI Conveyance and indemnity obligations and similar obligations that expressly survive the termination of the Loan Documents), Borrower covenants and agrees, promptly (but in any event, within 60 days) after Lender’s request, to enter into amendments to the Credit Agreement, the Intercreditor Agreement, the Permitted Swap Agreements and other documents, and also enter into an agreement with the Swap Consultant (defined below), to the extent necessary and in order to effect the following:

(a)           to grant Lender and an Approved Counterparty the right to novate, amend or supplement, or otherwise replace, with similar or different types of hedging transactions, any hedging transaction under a Permitted Swap Agreement, including without limitation (i) purchasing put contracts or other single-premium hedging contracts and (ii) replacing Borrower with Lender as a party under a Permitted Swap Agreement as a novation transaction (collectively, “Permitted Swap Amendment Documents”);

(b)           to grant Lender and an Approved Counterparty the right to enter into any Permitted Swap Amendment Documents;

(c)           to grant Lender the right to receive all settlement proceeds directly from an Approved Counterparty;

(d)           to grant Lender the right to enter into put contracts with an Approved Counterparty purchased with (i) settlement proceeds paid in connection with any of the Permitted Swap Amendment Documents, (ii) in accordance with Section 2.6(b) of the Credit Agreement, any Net Revenue remaining in the Lender Account or (iii) an additional advance from Lender which would then be added to the Principal Amount; provided, however, such contracts shall be limited as follows: (y) the cost to purchase any such put contracts shall be limited to an amount equal to 15% of the Principal Amount and (z) the volumes covered by such purchased put contracts (when aggregated with volumes currently covered by Borrower’s then-existing hedging transactions under Permitted Swap Agreements) shall be limited to 75% of Borrower’s Net Revenue Interest share of the Proved Developed Producing Reserves;

(e)           to cause Borrower to hire a consultant reasonably selected by Lender and Borrower to provide consulting services (the “Swap Consultant”) to Borrower in connection with its hedging strategies required under the Credit Agreement;

(f)           to cause Borrower to meet with Lender and the Swap Consultant from time to time to implement recommended hedging transactions;

(g)           to make all payments due to the Swap Consultant or an Approved Counterparty in connection with Permitted Swap Amendment Documents which are unpaid part of the Obligations;

(h)           to prohibit Borrower from liquidating, entering into an offsetting transaction, terminating any Permitted Swap Agreement or any transaction thereunder or forgiving the obligation of any Approved Counterparty, without the consent of Lender; and

(i)           to grant Lender the right to complete any blanks and exhibits in connection any Permitted Swap Amendment Documents contemplated in this Section 8 that were not completed at the time of execution.

Borrower hereby agrees that the obligations under this Section 8 shall be for all purposes an affirmative covenant under Section 7.1 of the Credit Agreement.

9.           Scope of Amendment; Reaffirmation; Release.  All references to the Credit Agreement shall refer to the Credit Agreement as amended by this Eighth Amendment.  Except as affected by this Eighth Amendment, the Loan Documents are unchanged and continue in full force and effect.  However, in the event of any inconsistency between the terms of the Credit Agreement (as amended by this Eighth Amendment) and any other Loan Document, the terms of the Credit Agreement shall control and such other document shall be deemed to be amended to conform to the terms of the Credit Agreement.  Borrower hereby reaffirms its obligations under the Loan Documents to which it is a party and agrees that all Loan Documents to which they are a party remain in full force and effect and continue to be legal, valid, and binding obligations enforceable in accordance with their terms (as the same are affected by this Eighth Amendment).  Borrower hereby releases Lender from any liability for actions or omissions in connection with the Credit Agreement and the other Loan Documents prior to the Eighth Amendment Closing Date.

10.           Miscellaneous.

(a)           No Waiver of Defaults.  This Eighth Amendment does not constitute (i) a waiver of, or a consent to, (A) any provision of the Credit Agreement or any other Loan Document not expressly referred to in this Eighth Amendment, or (B) any present or future violation of, or default under, any provision of the Loan Documents, or (ii) a waiver of Lender’s right to insist upon future compliance with each term, covenant, condition and provision of the Loan Documents.

(b)           Form.  Each agreement, document, instrument or other writing to be furnished Lender under any provision of this Eighth Amendment must be in form and substance satisfactory to Lender and its counsel.

(c)           Headings.  The headings and captions used in this Eighth Amendment are for convenience only and will not be deemed to limit, amplify or modify the terms of this Eighth Amendment, the Credit Agreement, or the other Loan Documents.

(d)           Costs, Expenses and Attorneys’ Fees.  Borrower agrees to pay or reimburse Lender on demand for all its reasonable out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, and execution of this Eighth Amendment, including, without limitation, the reasonable fees and disbursements of Lender’s counsel.

(e)           Successors and Assigns.  This Eighth Amendment shall be binding upon and inure to the benefit of each of the undersigned and their respective successors and permitted assigns.

(f)           Multiple Counterparts.  This Eighth Amendment may be executed in any number of counterparts with the same effect as if all signatories had signed the same document.  All counterparts must be construed together to constitute one and the same instrument.  This Eighth Amendment may be transmitted and signed by facsimile or portable document format (PDF).  The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as manually-signed originals and shall be binding on Borrower and Lender.  Lender may also require that any such documents and signatures be confirmed by a manually-signed original; provided that the failure to request or deliver the same shall not limit the effectiveness of any facsimile or PDF document or signature.

(g)           Governing Law.  THIS EIGHTH AMENDMENT AND THE OTHER LOAN DOCUMENTS MUST BE CONSTRUED, AND THEIR PERFORMANCE ENFORCED, UNDER TEXAS LAW.

(h)            Arbitration.  Upon the demand of any party to this Eighth Amendment, any dispute shall be resolved by binding arbitration as provided for in Section 12.1 of the Credit Agreement.

(i)              Entirety.  The Loan Documents (as amended hereby) Represent the Final Agreement Between Borrower and Lender and May Not Be Contradicted by Evidence of Prior, Contemporaneous, or Subsequent Oral Agreements by the Parties.  There Are No Unwritten Oral Agreements among the Parties.

[Signatures appear on the next page.]

IN WITNESS WHEREOF, this Eighth Amendment is executed as of the Eighth Amendment Closing Date.

BORROWER:

RANCHER ENERGY CORP., a Nevada corporation

By:	/s/ John Works
John Works
President & Chief Executive Officer

Signature Page to the Eighth Amendment to
Term Credit Agreement

LENDER:

GASROCK CAPITAL LLC, a Delaware limited liability company

By:	/s/ Marshall Lynn Bass
Marshall Lynn Bass
Principal

Signature Page to the Eighth Amendment to
Term Credit Agreement

GUARANTOR’S CONSENT AND AGREEMENT
TO
EIGHTH AMENDMENT TO TERM CREDIT AGREEMENT

Guarantor executes this Eighth Amendment for purposes of acknowledging and agreeing to the Credit Agreement, as amended by this Eighth Amendment, and hereby expressly ratifies and confirms its liability under its Guaranty dated October 16, 2007 executed in favor of Lender and confirms that such liability continues in full force and effect with respect to the indebtedness of Borrower covered by the Credit Agreement, as amended by this Eighth Amendment, as same may be further restated, amended, modified, renewed, or rearranged from time to time.

RANCHER ENERGY WYOMING, LLC a Wyoming limited liability company

By:	RANCHER ENERGY CORP.,
its sole Manager

By:	/s/ John Works
John Works
President & Chief Executive Officer